UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 12, 2017

ARMSTRONG ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-191182	20-8015664
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7733 Forsyth Boulevard, Suite 1625
St. Louis, Missouri    63105
(Address of principal executive offices)    (Zip Code)

(314) 721-8202
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act. [ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. [ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers
On April 12, 2017, Anson M. Beard, Jr. notified the Chairman of the Board of Directors (the "Board") of Armstrong Energy, Inc. (the “Company”) of his retirement from the Board. Mr. Beard has been a member of the Board since 2011 and served as chairman of the Compensation Committee, member of the Nominating and Corporate Governance Committee, and member of the Conflicts Committee. Mr. Beard's retirement from these positions is effective April 14, 2017. His retirement is not the result of any dispute or disagreement with the Company.
Effective April 14, 2017, Louis B. Susman was appointed by the Company’s Board to serve as a member of the Board until the 2018 Annual Meeting of Shareholders, representing the unexpired portion of Mr. Beard’s term. Mr. Susman, 79, served as the U.S. Ambassador to the United Kingdom from 2009 until his retirement in 2013. In addition, from 2012 to 2017, Mr. Susman has been an active member of the Secretary of State's Foreign Affairs Policy Board. Prior to his appointment, Mr. Susman served as the Vice Chairman of Citigroup Corporate and Investment Banking and a member of the Citigroup International Advisory Board. Mr. Susman currently serves as Chairman of the Board of CBI Holdings, L.P., a wholly-owned subsidiary of BDT Capital Partners, and an advisor to Henry Crown & Co. In addition, Mr. Susman is a member of the Board of Directors of the Edward M. Kennedy Institute for the United States Senate, Vice Chairman of the Chicago Council of Global Affairs, Chairman of the Board of London-based Fait Accompli, a member of the Advisory Board of Atlas Merchant Capital, a member of the Holdingham International Advisory Board, and a member of the Council of American Ambassadors. In 2017, Mr. Susman was appointed by President Obama to the Board of Trustees of the Woodrow Wilson International Center of Scholars.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 14, 2017

ARMSTRONG ENERGY, INC. (Registrant)

By:	/s/ Jeffrey F. Winnick
Name:	Jeffrey F. Winnick
Title:	Vice President and Chief Financial Officer